UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2009
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Javelin Pharmaceuticals, Inc.
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(Exact name of registrant as specified in its charter)

Delaware	001-32949	88-0471759
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(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

125 CambridgePark Drive, Cambridge, Massachusetts	02140
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(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (617) 349-4500
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N/A
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(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Base Salary and Bonus Adjustments for Certain Named Executive Officers

     At the request of Martin J. Driscoll, the Chief Executive Officer of Javelin Pharmaceuticals, Inc. (the “Company”), and Daniel B. Carr, M.D., the President, Chief Medical Officer and Vice Chairman of the Board of Directors of the Company (the “Board”), and in an effort to reduce the Company’s operating expenses in the current economic environment, on April 29, 2009, the Board determined to reduce the annual base salary of each of Mr. Driscoll and Dr. Carr from $450,000 to $300,000, which change shall be effective for the period from May 1, 2009 through April 30, 2010. In lieu of the foregone cash compensation, the Company granted to each of Mr. Driscoll and Dr. Carr on May 1, 2009 an aggregate of 104,167 deferred stock units (“DSUs”), which DSUs shall have an approximate aggregate face value as of May 1, 2009 equal to each executive’s total foregone cash compensation. The DSUs, each of which consists of one restricted share of the common stock, par value $0.001 per share, of the Company (“Common Stock”), will vest in twelve equal monthly installments beginning on June 1, 2009, and will be distributed in equal installments on May 1, 2010 and May 1, 2011. However, all DSUs will vest and be immediately distributed upon a change-in-control of the Company, and all vested DSUs will be immediately distributed upon a not-for-cause termination of either executive’s employment.

     On April 29, 2009 the Board also approved an amendment to the cash bonus program for named executive officers for 2009 that was described in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 3, 2009. Specifically, in lieu of participating in the cash bonus program, Mr. Driscoll and Dr. Carr each elected to receive from the Company a grant of performance options to purchase up to 119,885 shares of Common Stock, which options were granted on May 1, 2009. These options will vest only upon the achievement of the Company’s corporate milestones for its cash bonus program, subject to accelerated vesting upon a change-in-control of the Company, and forfeiture of all of the options upon a not-for-cause termination of either executive’s employment.

     In connection with the foregoing grants and compensation adjustments, the Company will amend the Employment Agreement dated as of March 3, 2008 that it entered into with Mr. Driscoll, and the Employment Agreement dated as of July 7, 2007 that it entered into with Dr. Carr. A copy of the amendment to each Employment Agreement, and a copy of the form of deferred stock unit grant agreement, will be filed as an amendment to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009.

Equity Grants to Chief Financial Officer

     On May 1, 2009, the Company granted to Stephen J. Tulipano, the Chief Financial Officer and Secretary of the Company, an employment incentive grant consisting of options to purchase up to 75,000 shares of Common Stock and 15,000 restricted stock units. The options and restricted stock units would vest in equal annual installments on the first and second anniversary of the grant date (provided that Mr. Tulipano is employed by the Company on each date), subject to accelerated vesting upon a change-in-control of the Company or upon a not-for-cause termination of Mr. Tulipano’s employment. A copy of the form of restricted stock unit grant agreement will be filed as an amendment to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009.

Item 8.01 Other Events

     On April 29, 2009, the Board approved amendments to the compensation policy for the non-employee members of the Board. Pursuant to this new policy, effective May 1, 2009, the Company will reduce the cash compensation payable to non-employee directors for services rendered as Board members by 20%, so that each member will now receive up to $2,000 per meeting for each Board meeting attended in person ($800 for each meeting attended telephonically) and up to $1,000 per meeting for each committee meeting attended in person ($400 for each meeting attended telephonically). The Company also granted to each non-employee director on May 1, 2009 options to purchase up to 24,000 shares of Common Stock for all Board services rendered during 2009, which options replace the automatic option grants that would otherwise have been payable to the non-employee directors. These options have a term of ten years, an exercise price of $1.26 per share, and vest on December 31, 2009. Under the revised compensation policy, the Company will not pay any cash compensation, or grant any equity awards, to its non-employee directors for services rendered as Board members in 2009 other than as specified above.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVELIN PHARMACEUTICALS, INC.

	By:	/s/ Martin J. Driscoll
	Name:	Martin J. Driscoll
	Title:	Chief Executive Officer

Dated: May 5, 2009